Exhibit 3.1

CLEARFIELD, INC.

AMENDED AND RESTATED BYLAWS

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ARTICLE I: OFFICES

Section 1.01            Registered Office. The registered office of the Company in Minnesota shall be that set forth in the Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or in a certificate prepared by the Board of Directors and filed with the Secretary of State of Minnesota changing the registered office.

Section 1.02            Other Offices. The Company may also have offices and places of business at such other places both within and without the State of Minnesota as the Board of Directors may from time to time determine or the business of the Company may require.

ARTICLE II: MEETINGS OF SHAREHOLDERS

Section 2.01            Place of Meetings. All meetings of the shareholders of the Company shall be held at its registered office or at such other place within or without the State of Minnesota as shall be stated by the Board of Directors in the notice of the meeting, except that any meeting called by or at the demand of a shareholder or shareholders shall be held in the county in which the principal executive office of the Company is located. The Board of Directors may determine that shareholders not physically present in person or by proxy at a shareholder meeting may, by means of remote communication, participate in a shareholder meeting held at a designated place. The Board of Directors also may determine that a meeting of the shareholders shall not be held at a physical place, but instead solely by means of remote communication. Participation by remote communication constitutes presence at the meeting. In the absence of designation otherwise, meetings shall be held at the registered office of the Company in the State of Minnesota.

Section 2.02            Time of Meetings. The Board of Directors shall designate the time and day for each meeting. In the absence of such designation, every meeting of the shareholders shall be held at ten o’clock A.M.

Section 2.03            Regular Meetings.

Section 2.03-a. Annual Meetings. Each annual meeting shall be held on a date to be selected by the Board of Directors, subject to the power of the Board of Directors to change the date.

Section 2.03-b. Election of Directors. At the annual meeting the shareholders, voting as provided in the Articles of Incorporation or in these Bylaws, may designate the number of Directors to constitute the Board of Directors (subject to the authority of the Board of Directors thereafter to increase or decrease the number of Directors as permitted by law and these Bylaws), shall elect qualified successors for Directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting, and shall transact such other business as may properly come before the meeting.

Section 2.04            Special Meetings.

Section 2.04-a. Calling of Meetings. Special meetings of the shareholders may be held at any time and for any purpose and may be called by the Chief Executive Officer, Chief Financial Officer, any two or more Directors, or by one or more shareholders holding ten percent (10%) or more of the shares entitled to vote (except that a special meeting called by one or more shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by one or more shareholders holding not less than twenty-five percent (25%) of all shares of the Company entitled to vote), who shall demand such special meeting by written notice given to the Chief Executive Officer or the Chief Financial Officer of the Company specifying the purposes of such meeting. Within thirty (30) days after receipt of such a demand by one of those officers, the Board of Directors shall cause a special meeting of shareholders to be called and held on notice no later than ninety (90) days after receipt of the demand, at the expense of the Company. Special meetings shall be held on the date and at the time and place fixed by the Chief Executive Officer, Chief Financial Officer or the Board of Directors, except that a special meeting called by or at demand of a shareholder or shareholders shall be held in the county where the principal executive office is located.

Section 2.04-b. Requirements of Demand. The Chief Executive Officer or Chief Financial Officer shall not accept, and shall consider ineffective, a written demand from a shareholder to call a special meeting (i) that does not comply with this Section 2.04 or that does not comply with Section 2.14; (ii) that relates to an item of business to be transacted at such meeting that is not a proper subject for shareholder action under applicable law; (iii) that relates to an item of business that is identical or substantially similar to an item of business (a “Similar Item”) for which a record date was fixed prior to delivery of such demand and such demand is delivered between the time beginning on the day after such previous record date and ending on the one-year anniversary of such previous record date (and, for purposes of this paragraph 2.04-b, the election of Directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of Directors); (iv) if a Similar Item will be submitted for shareholder approval at any shareholder meeting to be held on or before the date that is one hundred twenty days (120) after such officer receives such demand; (v) if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by such officer of such demand to call a special meeting; (vi) a Similar Item is included in the Company’s notice as an item of business to be brought before a shareholder meeting that has been called but not yet held; or (vii) such special meeting demand was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law.

Section 2.05            Notice of Meetings. Except as otherwise specified in Section 2.08 or required by law, written notice of the date, time and place of every meeting of shareholders, and, in the case of a special meeting, the purpose or purposes of the meeting, shall be given not less than ten (10) days and not more than sixty (60) days before such meeting, to each shareholder of record entitled to vote at the meeting. Notice may be given to a shareholder by means of electronic communication if the requirements of Minnesota Statutes Section 302A.436, Subdivision 5, as amended from time to time, are met. Notice to a shareholder is also effectively given if the notice is addressed to the shareholder or a group of shareholders in a manner permitted by the rules and regulations under the Exchange Act, provided that the Company has first received the written or implied consent required by those rules and regulations. The business transacted at a special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting. If mailed, upon such mailing of any such notice, the service thereof shall be complete, and the time of the notice shall begin to run from the date that such notice is deposited in the mail for transmission to such shareholder. Personal delivery of any such notice to a corporation, an association, or a partnership shall be accomplished by personal delivery of such notice to any officer of a corporation or an association or to any member of a partnership.

Section 2.06            Waiver of Notice. Notice of any meeting of the shareholders may be waived before, at, or after such meeting orally, in writing, or by authenticated electronic communication by the shareholder or representative thereof entitled to vote the shares so represented. Such waiver shall be filed with the Secretary or entered upon the records of the meeting. A shareholder, by such shareholder’s attendance at any meeting of shareholders, shall be deemed to have waived notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

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Section 2.07            Purpose of Special Meetings. The business transacted at a special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting.

Section 2.08            Quorum; Adjournment. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders, except as may be otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at such meeting of the date, time, and place of the adjourned meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting in accordance with the notice thereof. If a quorum is present when a duly called or held meeting is convened, the shareholders present in person or represented by proxy may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders originally present in person or by proxy to leave less than a quorum.

Section 2.09            Vote Required. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one that by express provision of statute or of the Articles of Incorporation or of these Bylaws requires a different vote, in which case such express provision shall govern the vote required.

Section 2.10            Voting Rights. Except as may be otherwise required by statute or the Articles of Incorporation or these Bylaws, every shareholder of record of the Company shall be entitled at each meeting of the shareholders to one vote for each share of stock having voting power standing in such shareholder’s name on the books of the Company.

Section 2.11            Proxies. At any meeting of the shareholders, any shareholder may be represented and vote by a proxy or proxies appointed by an instrument in writing and filed with the Secretary at or before the meeting. An appointment of a proxy or proxies for shares held jointly by two or more shareholders is valid if signed by any one of them, unless and until the Company receives from any one of those shareholders written notice denying the authority of such other person or persons to appoint a proxy or proxies or appointing a different proxy or proxies. In the event that any instrument shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or if only one shall be present then that one, shall have and may exercise all of the proxies so designated unless the instrument shall otherwise provide. If the proxies present at the meeting are equally divided on an issue, the shares represented by such proxies shall not be voted on such issue. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless coupled with an interest or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed three (3) years from the date of its execution. Subject to the above, any duly executed proxy shall continue in full force and effect and shall not be revoked unless written notice of its revocation or a duly executed proxy bearing a later date is filed with the Secretary of the Company. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

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Section 2.12            Action in Writing. Except as may be otherwise required by statute or the Articles of Incorporation, any action required or permitted to be taken at any meeting of the shareholders of the Company may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of the shares of outstanding stock that would be entitled to vote thereon at a meeting of the shareholders.

Section 2.13            Closing of Books; Record Date. The Board of Directors may fix a date, not exceeding sixty (60) days preceding the date of any meeting of the shareholders of the Company, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, and in such case only shareholders of record on the date so fixed or their legal representatives shall be entitled to notice of and to vote at such meeting, notwithstanding any transfer of shares on the books of the Company after any record date so fixed. The Board of Directors may close the books of the Company against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix such a record date, the record date shall be the twentieth (20th) day preceding the date of such meeting.

Section 2.14            Advance Notice Requirements.

Section 2.14-a. Notice of Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in this Section 2.14-a or Section 2.16 shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Company may be made at an annual or a regular meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company (i) who was a shareholder of record at the time of giving notice as required by this Section 2.14-a or Section 2.16 and who is a shareholder of record at the time of the meeting, (ii) who is entitled to vote for the election of Directors, and (iii) who delivers timely notice in proper written form to the Secretary of the Company as required by this Section 2.14-a or Section 2.16.

To be timely, a shareholder’s notice of nominations to be made at an annual meeting of shareholders must be received at the principal executive office of the Company not less than ninety (90) nor more than one hundred twenty (120) calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of shareholders. If, however, the date of the annual meeting of shareholders is more than thirty (30) days before or sixty (60) days after such anniversary date, notice by a shareholder shall be timely only if received not less than ninety (90) days before such annual meeting or, if later, within ten (10) days after the first public announcement of the date of such annual meeting. To be timely, a shareholder’s notice with respect to a special meeting of shareholders in accordance with Section 2.04 for the purpose of electing one or more directors or a regular meeting other than an annual meeting must be received at the principal executive office of the Company not less than ninety (90) days before such special meeting or regular meeting or, if later, within ten (10) days after the first public announcement of the date of such special meeting or regular meeting. Except to the extent otherwise required by law, in no event shall the adjournment of an annual, special, or regular meeting of shareholders commence a new time period for the giving of a shareholder’s notice as required above.

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To be in proper written form, such shareholder’s notice shall set forth (x) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (i) such person’s name, age, business address and principal occupation or employment; and (ii) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (y) as to the shareholder giving the notice, (i) the name and address, as they appear on the Company’s books, of such shareholder and of any beneficial owners on whose behalf the nomination is made; (ii) with respect to such shareholder and any such beneficial owner (A) the class or series (if any) and number of shares of the Company that are beneficially owned by such shareholder or any such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, swap, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) owned beneficially by such shareholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or any such beneficial owner has a right to vote any shares of the Company, (D) any short interest of such shareholder or any such beneficial owner in any security of the Company (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Company owned beneficially by such shareholder or any such beneficial owner that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such shareholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or any such beneficial owner’s immediate family sharing the same household (which information called for by this Section 2.14-a(y)(ii) shall be supplemented by such shareholder not later than 10 days after the record date for the meeting to update and disclose such information as of the record date); and (iii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote for the election of Directors, will continue to be a holder of record of shares entitled to vote for the election of Directors through the date of the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. The Company also may require any proposed nominee to furnish a completed and signed questionnaire required of the Company’s directors (the form of which will be provided by the Secretary of the Company upon written request).

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Company that information required to be set forth in a shareholder’s notice of nomination which pertains to a nominee.

A shareholder who intends to solicit proxies in support of director nominees other than the Company’s director nominees and who has delivered a notice of nomination pursuant to this Section 2.14-a shall promptly certify to the Company, and notify the Company in writing, that it has complied with or will comply with the requirements of Rule 14a-19 under the Exchange Act, and upon request of the Company, shall, not later than five business days prior to the date of the applicable meeting of shareholders, deliver to the Company reasonable evidence of such compliance.

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Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in this Section 2.14-a or Section 2.16. The Chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed in this Section 2.14-a and, if the Chairman should so determine, the Chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Notwithstanding the foregoing provisions of this Section 2.14-a, a shareholder shall also comply with all applicable requirements of Minnesota law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.14-a. Unless otherwise required by law, if any shareholder: (i) provides notice pursuant to Rule 14a-19 under the Exchange Act; and (ii) subsequently (A) notifies the Company that such shareholder no longer intends to solicit proxies in support of director nominees other than the Company’s director nominees in accordance with Rule 14a-19, (B) fails to comply with the requirements of Rule 14a-19, or (C) fails to provide reasonable evidence sufficient to satisfy the Company that such requirements have been met, then such shareholder’s nominations shall be deemed null and void and the Company shall disregard any proxies or votes solicited for any nominee proposed by such shareholder.

Section 2.14-b. Advance Notice of Business to be Conducted. The business transacted at a special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting given pursuant to Section 2.05. At any regular or special meeting of shareholders, only such business (other than the nomination and election of Directors, which is subject to Section 2.14-a and Section 2.16) shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company (i) who was a shareholder of record at the time of giving notice as required by this Section 2.14-b and who is a shareholder of record at the time of the meeting, (ii) who is entitled to vote at the meeting, and (iii) who delivers timely notice in proper written form to the Secretary of the Company as required by this Section 2.14-b.

To be timely, a shareholder’s notice with respect to an annual meeting must be delivered to the Secretary of the Company, or mailed and received at the principal executive office of the Company, not less than ninety (90) nor more than one hundred twenty (120) calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of shareholders. If, however, the date of the annual meeting of shareholders is more than thirty (30) days before or sixty (60) days after such anniversary date, notice by a shareholder shall be timely only if so delivered or so mailed and received not less than ninety (90) days before such annual meeting or, if later, within ten (10) days after the first public announcement of the date of such annual meeting. To be timely, a shareholder’s notice with respect to a special meeting of shareholders called in accordance with Section 2.04 or a regular meeting other than an annual meeting must be delivered to the Secretary of the Company or mailed and received at the principal executive office of the Company not less than ninety (90) days before such special meeting or regular meeting or, if later, within ten (10) days after the first public announcement of the date of such special meeting or regular meeting. Except to the extent otherwise required by law, in no event shall the adjournment of an annual, a regular or a special meeting of shareholders commence a new time period for the giving of a shareholder’s notice as required above.

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To be in proper form, such shareholder’s notice shall set forth: (w) as to each matter the shareholder proposes to bring before the annual, regular or special meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and of any beneficial owners on whose behalf the proposal is made; and (iii) any material interest in such business of the shareholder and of any such beneficial owner; (x) the information called for by Section 2.14-a(y)(ii) hereof with respect to such shareholder and any such beneficial owner; (y) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of the meeting, and intends to appear in person or by proxy at the meeting to make the proposal specified in the notice; and (z) a representation whether the shareholder or any such beneficial owner intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to adopt the proposal or otherwise to solicit proxies from shareholders in support of the proposal.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual, regular or special meeting except in accordance with the procedures set forth in this Section 2.14-b and, as an additional limitation, the business transacted at any special meeting shall be limited to the purposes stated in the notice of the special meeting and shall be further limited by Section 2.04-b. The Chairman of the meeting shall, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the provisions of this Section 2.14-b and, if the Chairman should so determine, the Chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 2.14-c. Public Announcement. For purposes of this Section 2.14 and Section 2.16, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, (ii) when filed in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15 (d) of the Exchange Act, or (iii) when notice of the meeting is given pursuant to Section 2.05 of these Bylaws.

Section 2.15            Compliance with Other Requirements. Notwithstanding the foregoing requirements of Section 2.14, a shareholder must also comply with all applicable requirements of Minnesota law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section 2.14. In addition, a proposal submitted by a shareholder for inclusion in the Company’s proxy statement for an annual meeting that is appropriate for inclusion therein and otherwise complies with the provisions of Rule 14a-8 under the Exchange Act (including timeliness) shall be deemed to have also been submitted on a timely basis pursuant to Section 2.14-b.

Section 2.16            Proxy Access for Nomination of Director Candidates.

Section 2.16-a. Proxy Access Eligibility. Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to the provisions of this Section 2.16, the Company shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (as defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by a shareholder or group of no more than 20 shareholders that satisfies the requirements of this Section 2.16 (the “Eligible Shareholder”) and that expressly elects at the time of providing the notice required by Section 2.16-e below (the “Notice of Proxy Access Nomination”) to have such nominee included in the Company’s proxy materials pursuant to this Section 2.16. For purposes of this Section 2.16, the “Required Information” that the Company will include in its proxy statement is (i) the information provided to the Secretary of the Company concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Company’s proxy statement pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) if the Eligible Shareholder so elects, a Supporting Statement (as defined below). The Required Information must be provided with the Notice of Proxy Access Nomination.

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Section 2.16-b. Maximum Number of Shareholder Nominees. The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the Company’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 2.16 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20%. In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Shareholder Nominees included in the Company’s proxy materials shall be calculated based on the number of directors in office as so reduced. For purposes of determining when the maximum number of Shareholder Nominees provided for in this Section 2.16 has been reached, each of the following persons shall be counted as one of the Shareholder Nominees:

(i)	any individual nominated by an Eligible Shareholder for inclusion in the Company’s proxy materials pursuant to this Section 2.16 whose nomination is subsequently withdrawn,

(ii)	any individual nominated by an Eligible Shareholder for inclusion in the Company’s proxy materials pursuant to this Section 2.16 whom the Board of Directors decides to nominate for election to the Board of Directors, and

(iii)	any director in office as of the Final Proxy Access Nomination Date who was included in the Company’s proxy materials as a Shareholder Nominee for either of the two preceding annual meetings of Shareholders (including any individual counted as a Shareholder Nominee pursuant to the immediately preceding clause (ii)) and whom the Board of Directors decides to nominate for re-election to the Board of Directors.

Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Company’s proxy materials pursuant to this Section 2.16 shall rank such Shareholder Nominees based on the order in which the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Company’s proxy materials. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 2.16 exceeds the maximum number of Shareholder Nominees provided for in this Section 2.16, the highest ranking Shareholder Nominee who meets the requirements of this Section 2.16 from each Eligible Shareholder will be selected for inclusion in the Company’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Company each Eligible Shareholder disclosed as owned in its Notice of Proxy Access Nomination. If the maximum number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 2.16 from each Eligible Shareholder has been selected, then the next highest ranking Shareholder Nominee who meets the requirements of this Section 2.16 from each Eligible Shareholder will be selected for inclusion in the Company’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

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Section 2.16-c. Required Shares and Minimum Holding Period. In order to make a nomination pursuant to this Section 2.16, an Eligible Shareholder must have owned (as defined below) at least 3% of the Company’s outstanding common stock (the “Required Shares”) continuously for at least three years (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is delivered to the Secretary of the Company in accordance with this Section 2.16 and the record date for determining the shareholders entitled to receive notice of the annual meeting, and must continue to own the Required Shares through the date of the annual meeting. For purposes of this Section 2.16, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of common stock of the Company as to which the shareholder possesses both:

(i)	the full voting and investment rights pertaining to the shares, and

(ii)	the full economic interest in (including the opportunity for profit from and risk of loss on) such shares,

provided that the number of shares calculated in accordance with the immediately preceding clauses (i) and (ii) shall not include any shares:

(A)	sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed,

(B)	borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell, or

(C)	subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Company, if, in any such case, such instrument or agreement has, or is intended to have, the purpose or effect of:

(1)	reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or

(2)	hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate.

A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which (i) the shareholder has loaned such shares, provided that the person has the power to recall such loaned shared on three business days’ notice or (ii) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Company are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of this Section 2.16, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

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Section 2.16-d. Requirements for a Group.

(i)	Whenever the Eligible Shareholder consists of a group of shareholders:

(A)	a group of funds under common management and control shall be treated as one shareholder,

(B)	each provision in this Section 2.16 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the 3% ownership requirement of the “Required Shares” definition),

(C)	a breach of any obligation, agreement or representation under this Section 2.16 by any member of such group shall be deemed a breach by the Eligible Shareholder, and

(D)	the Notice of Proxy Access Nomination must designate one member of the group for purposes of receiving communications, notices and inquiries from the Company and otherwise authorize such member to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 2.16 (including withdrawal of the nomination).

(ii)	Whenever the Eligible Shareholder consists of a group of shareholders aggregating their shareholdings in order to meet the 3% ownership requirement of the “Required Shares” definition in Section 2.16-c hereof:

(A)	such ownership shall be determined by aggregating the lowest number of shares continuously owned by each such shareholder during the Minimum Holding Period, and

(B)	the Notice of Proxy Access Nomination must indicate, for each such shareholder, such lowest number of shares continuously owned by such shareholder during the Minimum Holding Period.

(iii)	Any group of funds whose shares are aggregated for purposes of constituting an Eligible Shareholder must, within five business days after the date of the Notice of Proxy Access Nomination, provide documentation reasonably satisfactory to the Company that demonstrates that the funds are under common management and investment control. No person may be a member of more than one group of shareholders constituting an Eligible Shareholder with respect to any annual meeting. For the avoidance of doubt, a shareholder may withdraw from a group of shareholders constituting an Eligible Shareholder at any time prior to the annual meeting and if, as a result of such withdrawal, the Eligible Shareholder no longer owns the Required Shares, the nomination shall be disregarded as provided in Section 2.16-j(ix).

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Section 2.16-e. Deadline for Notice of Proxy Access Nomination. Nominations by shareholders pursuant to this Section 2.16 must be made pursuant to timely notice to the Secretary of the Company in accordance with this Section 2.16. To be timely, a Notice of Proxy Access Nomination must be received by the Secretary not less than 120 days and not more than 150 days prior to the first anniversary of the date that the Company distributed its proxy statement to shareholders for the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or 60 days after the first anniversary date of the preceding year's annual meeting, the Notice of Proxy Access Nomination shall be timely only if received not less than 90 days and not more than 120 days prior to the annual meeting, or if later, within 10 days after the first public announcement of the date of the annual meeting. In no event shall the adjournment of an annual meeting, or the public announcement of such an adjournment, commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this Section 2.16.

Section 2.16-f. Requirements for Notice of Proxy Access Nomination. To be in proper form for purposes of this Section 2.16, the Notice of Proxy Access Nomination must include or be accompanied by the following:

(i)	the information and representations that would be required to be set forth in a shareholder’s notice of a nomination pursuant to Section 2.14-a (including the written consent of each Shareholder Nominee to be named in the proxy materials as a nominee and to serve as a director if elected),

(ii)	one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to or mailed and received by the Secretary of the Company, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide one or more written statements from the record holder and such intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date for determining the shareholders entitled to receive notice of the annual meeting, which statements must be provided within five business days after the record date,

(iii)	a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act,

(iv)	a representation that the Eligible Shareholder:

(A)	will continue to hold the Required Shares through the date of the annual meeting,

(B)	acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have such intent,

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(C)	has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) it is nominating pursuant to this Section 2.16,

(D)	has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(I) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors,

(E)	has not distributed and will not distribute to any shareholder of the Company any form of proxy for the annual meeting other than the form distributed by the Company,

(F)	has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting,

(G)	will file with the Securities and Exchange Commission any solicitation or other communication with the Company’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, and

(H)	has provided and will provide facts, statements and other information in all communications with the Company and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make such information, in light of the circumstances under which it was or will be made or provided, not misleading,

(v)	an undertaking that the Eligible Shareholder agrees to:

(A)	assume all liability stemming from any legal or regulatory violation arising out of communications with the shareholders of the Company by the Eligible Shareholder, its affiliates and associates or their respective agents and representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 2.16, or out of the facts, statements or other information that the Eligible Shareholder or its Shareholder Nominee(s) provided to the Company, in connection with the inclusion of such Shareholder Nominee(s) Company’s proxy materials, and

(B)	indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 2.16, and

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(vi)	a written representation and agreement from each Shareholder Nominee that such Shareholder Nominee:

(A)	is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director of the Company, will act or vote on any issue or question that has not been disclosed to the Company,

(B)	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Shareholder Nominee that has not been disclosed to the Company, and is not and will not become a party to any agreement, arrangement or understanding with any person other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director,

(C)	has read and will comply with the Company’s code of ethics, corporate governance guidelines, stock ownership guidelines, securities trading policy, information security policy and any other policies or guidelines of the Company applicable to directors, and

(D)	will make such other acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all directors, including promptly submitting all completed and signed questionnaires required of the Company’s directors.

Section 2.16-g. Additional Information that May be Required. In addition to the information required pursuant to Section 2.16-f or any other provision of these Bylaws, the Company also may require each Shareholder Nominee to furnish any other information:

(i)	that may reasonably be requested by the Company to determine whether the Shareholder Nominee would be independent under the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Company is listed or traded, any applicable rules of the Securities and Exchange Commission or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors (collectively, the “Independence Standards”),

(ii)	that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Shareholder Nominee, or

(iii)	that may reasonably be required to determine the eligibility of such Shareholder Nominee to serve as a director of the Company.

Section 2.16-h. Supporting Statement. The Eligible Shareholder may, at its option, provide to the Secretary of the Company, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words, in support of the Shareholder Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Shareholder (including any group of shareholders together constituting an Eligible Shareholder) in support of its Shareholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 2.16, the Company may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it believes would violate any applicable law or regulation.

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Section 2.16-i. Eligible Shareholder and Shareholder Nominee Duty to Update. In the event that any information or communications provided by an Eligible Shareholder or a Shareholder Nominee to the Company or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the Company of any defect in such previously provided information and of the information that is required to correct any such defect. In addition, any person providing any information pursuant to this Section 2.16 shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for determining the shareholders entitled to receive notice of the annual meeting and as of the date that is 10 business days prior to such annual meeting or any adjournment or postponement thereof, and such update and supplement (or a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the applicable date) shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Company not later than five business days after the record date for determining the shareholders entitled to receive notice of such annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than seven business days prior to the date of the annual meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting).

Section 2.16-j. Other Reasons to Exclude Shareholder Nominee. Notwithstanding anything to the contrary contained in this Section 2.16, the Company shall not be required to include, pursuant to this Section 2.16, a Shareholder Nominee in its proxy materials:

(i)	for any meeting of shareholders for which the Secretary of the Company receives notice that the Eligible Shareholder or any other shareholder intends to nominate one or more persons for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees set forth in Section 2.14,

(ii)	if such Shareholder Nominee would not be an independent director under the Independence Standards, as determined by the Board of Directors or any committee thereof,

(iii)	if such Shareholder Nominee’s election as a member of the Board of Directors would cause the Company to be in violation of these Bylaws, the Articles of Incorporation, the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Company is listed or traded, or any applicable state or federal law, rule or regulation,

(iv)	if such Shareholder Nominee is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914,

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(v)	who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years,

(vi)	if such Shareholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended,

(vii)	if such Shareholder Nominee or the Eligible Shareholder who nominated such Shareholder Nominee provides any facts, statements or other information to the Company or its shareholders required or requested pursuant to this Section 2.16 that is not true and correct in all material respects or that omits a material fact necessary to make such information, in light of the circumstances in which it is made or provided, not misleading,

(viii)	if such Shareholder Nominee or the Eligible Shareholder who nominated such Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Shareholder Nominee or Eligible Shareholder or fails to comply with its obligations pursuant to this Section 2.16, or

(ix)	If either:

(A)	a Shareholder Nominee and/or the applicable Eligible Shareholder breaches any of its or their obligations, agreements or representations under this Section 2.16, or

(B)	the Shareholder Nominee otherwise becomes ineligible for inclusion in the Company’s proxy materials pursuant to this Section 2.16 or dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director of the Company, in each case under this Section 2.16-j(ix) as determined by the Board of Directors, any committee thereof or the chairperson of the annual meeting, then:

(1)	the Company may omit or, to the extent feasible, remove the information concerning such Shareholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its shareholders that such Shareholder Nominee will not be eligible for election at the annual meeting,

(2)	the Company shall not be required to include in its proxy materials for that annual meeting any successor or replacement nominee proposed by the applicable Eligible Shareholder or any other Eligible Shareholder, and

(3)	the Board of Directors or the chairperson of the annual meeting shall declare such nomination to be invalid, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Company and the named proxies will not vote any proxies received from shareholders with respect to such Shareholder Nominee.

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In addition, if the Eligible Shareholder (or a representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 2.16, such nomination shall be disregarded as provided in the immediately preceding clause (3).

Section 2.16-k. Resubmission of Shareholder Nominee. Any Shareholder Nominee who is included in the Company’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Section 2.16 for the next two annual meetings of Shareholders.

Section 2.16-l. Exclusivity. This Section 2.16 provides the exclusive method for a shareholder to include nominees for election to the Board of Directors in the Company’s proxy materials (including, without limitation, any proxy card or written ballot), other than with respect to Rule 14a-19 to the extent applicable with respect to form of proxies.

Section 2.17            Conduct of Meetings. Each meeting of shareholders shall be presided over by a chairperson, who shall be the Chairman of the Board, the Chief Executive Officer or such other officer of the Company as the Board of Directors shall designate as chairperson of the meeting. The Board of Directors shall be entitled to make such rules and regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to shareholders of record of the Company, their duly authorized and constituted proxies and such other persons as the chairperson of the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants, regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot, and restricting the use of cell phones, audio or video recording devices and similar devices at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE III: DIRECTORS

Section 3.01 General Powers. The business of the Company shall be managed by its Board of Directors, which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

Section 3.02 Number, Qualifications. Until the first meeting of the shareholders, the number of Directors which shall constitute the whole Board shall be the number named in the Articles of Incorporation or otherwise appointed by the Incorporator of the Company prior to the issuance of shares of the Company. Thereafter, the number of Directors that shall constitute the whole Board shall be increased or decreased from time to time by resolution of the Board of Directors or the shareholders but shall be at least one (1). Directors need not be shareholders. Each of the Directors shall hold office until the next succeeding annual meeting of shareholders and until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal from office as hereinafter provided.

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Section 3.03 Vacancies. In the event that any member of the Board of Directors shall resign, die, or be removed from office, or a vacancy shall occur from an increase in the authorized number of Directors by action of the Board of Directors, or any vacancy or vacancies in the Board of Directors shall occur for any other reason, such vacancy or vacancies shall be filled for the unexpired term by a majority vote of the remaining members of the Board of Directors, although less than a quorum, the provisions of Section 3.04-d hereof notwithstanding. However, in the event that there are no duly elected and qualified Directors remaining in office, then the shareholders shall elect a new Director or new Directors to fill such vacancy or vacancies. The voting by the shareholders to fill such vacancy or vacancies shall be conducted as provided in the Articles of Incorporation and these Bylaws. When one or more Directors shall give notice of his, her or their resignation to the Board, effective at a future date, the Board shall have power to fill such vacancy or vacancies to take effect when such resignation or resignations shall become effective. Each Director elected to hold office as provided in this Section 3.03 shall hold office until the next succeeding annual or special meeting of the shareholders and until such Director’s successor shall have been elected and qualified, or until such Director’s earlier death, resignation or removal from office as hereinafter provided.

Section 3.04 Board Meetings.

Section 3.04-a. Place of Meetings. The Board of Directors of the Company may hold meetings, both regular and special, either within or without the State of Minnesota.

Section 3.04-b. Meetings. Meetings of the Board of Directors may be called by the Chief Executive Officer or Secretary or by one or more Directors and shall be held at such date, time and place as shall be designated in the notice of such meeting.

Section 3.04-c. Notice. Notice of a meeting of the Board of Directors shall be given to each Director at least 24 hours before the time of the meeting. If the day and date, time, and place of a meeting of the Board of Directors has been announced at a previous meeting of the Board, no notice is required. Notice may be given by any means calculated to apprise the Directors of the meeting. Whenever any provision of law, the Articles of Incorporation, or the Bylaws require notice to be given, any Director may, in writing or orally, either before, at, or after the meeting, waive notice thereof. Any Director, by such Director’s attendance at and participation in the action taken at any meeting, shall be deemed to have waived notice thereof, except where the Director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

Section 3.04-d. Quorum; Voting Requirements; Adjournment. A majority of the Board of Directors then in office shall be necessary to constitute a quorum for the transaction of business, and the act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or these Bylaws.

If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting to another time or place, and no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such adjournment is taken. If a quorum is present at the call of a meeting, the Directors may continue to transact business until adjournment notwithstanding the withdrawal of enough Directors to leave less than a quorum.

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Section 3.04-e. Chairman of the Board of Directors. If the Board shall appoint a Chairman of the Board of Directors, such Chairman shall preside at all meetings of the Board of Directors and of the shareholders, subject to Section 2.17, and shall perform such other duties as he or she may be directed to perform by the Board of Directors.

Section 3.04-f. Organization of Meetings. At all meetings of the Board of Directors the Chairman of the Board, if appointed, or in the absence of the Chairman, the Chief Executive Officer, or in the absence of the Chief Executive Officer, any Director appointed by the Chief Executive Officer, shall preside, and the Secretary, or in the absence of the Secretary, any person appointed by the Chief Executive Officer, shall act as Secretary.

Section 3.04-g. Action in Writing. Except as may be otherwise required by statute or the Articles of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors of the Company or any duly constituted committee thereof may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the number of Directors that would be necessary to authorize or take such action at a meeting at which all Directors entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those Directors who have not consented in writing.

Section 3.04-h. Absent Directors. A Director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Directors. Such advance written consent or opposition shall be ineffective unless the writing is delivered to the Chief Executive Officer or Secretary of the Company prior to the meeting at which such proposal is to be considered. If the Director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but such consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has the same effect as the proposal to which the Director has consented or objected.

Section 3.05 Committees. The Board of Directors may, by resolution approved by the affirmative vote of the majority of its members, establish one or more committees, including an executive committee, which shall have the authority of the Board of Directors in the management of the business and affairs of the Company to the extent provided in the resolution, as amended from time to time. Any such committee shall consist of one or more natural persons, who need not be Directors, appointed by the affirmative vote of the majority of the Directors present. Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Directors, except as provided by Section 3.06. A majority of the Members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in a resolution approved by the affirmative vote of a majority of the Directors present. The committees shall keep regular minutes of their proceedings and report the same to the Board when required.

Section 3.06 Committee of Disinterested Persons. Pursuant to the procedure set forth in Section 3.05, the Board may establish a committee composed of two or more disinterested directors or other disinterested persons to determine whether it is in the best interests of the Company to pursue a particular legal right or remedy of the Company and whether to cause the dismissal or discontinuance of a particular proceeding that seeks to assert a right or remedy on behalf of the Company. The committee, once established, is not subject to the direction or control of, or termination by, the Board. A vacancy on the committee may be filled by a majority of the remaining committee members. The good faith determinations of the committee are binding upon the Company and its directors, officers and shareholders. The committee terminates when it issues a written report of its determination to the Board.

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Section 3.07 Telephone Conference Meetings. Any or all Directors or any or all members of a duly constituted committee of the Board of Directors may participate in any meeting of the Board of Directors or of any duly constituted committee thereof by means of a conference telephone or other comparable communication technique whereby all persons participating in such a meeting can hear and communicate with each other. For the purpose of establishing a quorum and taking any action at such a meeting, the members participating in such a meeting pursuant to this Section 3.07 shall be deemed present in person at such meeting and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

Section 3.08 Compensation. Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors. Directors who are not also salaried officers may be paid a fixed sum for attendance at each meeting of the Board of Directors, a fixed annual sum, or such other compensation in respect of Board service as may be determined from time to time by resolution of the Board. Nothing herein contained shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation in respect of committee service.

Section 3.09 Resignation and Removal. Any Director may resign at any time by giving written notice to the Secretary. Such resignation shall take effect on the date of the Secretary’s receipt of such notice or at such later date as specified therein. Except as otherwise provided by law, the entire Board of Directors or any individual Director may be removed from office with or without cause by a vote of the shareholders holding a majority of the shares entitled to vote at an election of the Directors. A Director named by the Board of Directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining Directors if the shareholders have not elected Directors in the interim between the time of the appointment to fill such vacancy and the time of the removal. In the event that the entire Board or any one or more Directors be so removed, new Directors may be elected at the same meeting.

ARTICLE IV: OFFICERS

Section 4.01 Selection and Qualification.

Section 4.01-a. Required Officers. The Company shall have one or more natural persons exercising the functions of the offices, however designated, of Chief Executive Officer and Chief Financial Officer.

Section 4.01-b. Additional Officers. In addition to appointing a Chief Executive Officer and a Chief Financial Officer, the Board of Directors may appoint, in a resolution approved by the affirmative vote of the majority of the Directors present, any other officers, assistant officers or agents the Board of Directors deems necessary or appropriate for the operation and management of the Company, each of whom shall have the powers, rights, duties, responsibilities and terms in office determined by the Board of Directors from time to time.

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Section 4.02 Compensation. The compensation of all officers of the Company shall be fixed by the Board of Directors or a duly constituted committee thereof.

Section 4.03 Term of Office. The Board of Directors shall elect or appoint the Chief Executive Officer and the Chief Financial Officer, and may elect or appoint officers as it may deem necessary or appropriate, and who shall hold office until such officer’s death, resignation, or removal, or until such officer’s successor is elected or appointed. Any officer elected or appointed by the Board of Directors may be removed at any time with or without cause. Such removal, however, shall be without prejudice to the contract rights of any person so removed. Any officer may resign at any time by giving written notice to the Chief Executive Officer or the Secretary of the Company. Any vacancy occurring in any office of the Company by death, resignation, removal, or otherwise shall be filled by the Board of Directors.

Section 4.04 Chief Executive Officer. The Chief Executive Officer shall have general supervision over the affairs of the Company and over the other officers. Unless the Board has appointed a Chairman of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the Board of Directors and of the shareholders. The Chief Executive Officer shall, subject to approval of or review by the Board of Directors, appoint and discharge employees and agents of the Company and fix their compensation and make and sign contracts and agreements in the name and on behalf of the Company. The Chief Executive Officer shall put into operation such business policies of the Company as shall be decided upon by the Board. The Chief Executive Officer shall perform such other duties as may be prescribed by the Board of Directors or the Minnesota Business Corporation Act.

Section 4.05 Vice President. Unless otherwise determined by the Board of Directors, the Vice Presidents shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer. They shall also generally assist the Chief Executive Officer and exercise such other powers and perform such other duties as are delegated to them by the Chief Executive Officer as the Board of Directors shall prescribe.

Section 4.06 Secretary. The Secretary shall attend all meetings of the shareholders and of the Board of Directors and shall record all the proceedings of the meetings of the shareholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required, and shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be.

Section 4.07 Chief Financial Officer. The Chief Financial Officer shall have the following duties in addition to any duties that might be imposed by the Board of Directors or by the Minnesota Business Corporation Act.

Section 4.07-a. Custody of Funds and Accounting. The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors.

Section 4.07-b. Disbursements and Reports. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors at the regular meetings of the Board, or when the Board of Directors so requires, an account of all transactions as Chief Financial Officer and of the financial condition of the Company.

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Section 4.07-c. Checks. The Chief Financial Officer shall deposit all monies, drafts, and checks in the name of, and to the credit of, the Company in such banks and depositories as the Board of Directors shall, from time to time, designate. The Chief Financial Officer shall have power to endorse for deposit all notes, checks, and drafts received by the Company.

ARTICLE V: CERTIFICATES FOR STOCK

Section 5.01 Issuance of Shares and Fractional Shares. The Board of Directors is authorized to issue shares and fractional shares of stock of the Company up to the full amount authorized by the Articles of Incorporation in such amounts as may be determined by the Board of Directors and as permitted by law. No shares shall be allotted except in consideration of cash or other property, tangible or intangible, received or to be received under a written agreement by the Company, or services rendered or to be rendered under a written agreement to the Company, or an amount transferred from surplus to stated capital upon a share dividend. At the time of each such allotment of shares, the Board of Directors shall state by resolution its determination of the fair market value to the Company in monetary terms of any consideration other than cash for which shares are allotted. The amount of consideration to be received in cash or otherwise shall not be less than the par value of the shares so allotted nor less than the stated capital to be represented by shares without par value so allotted.

Section 5.02 Certificate and Uncertificated Shares. Shares of the capital stock of the Company may be certificated or uncertificated, as determined by the Board of Directors. If certificated, the certificates shall be in such form or forms as may be determined by the Board of Directors or those actually used in the event the Board fails to act. Certificates shall be signed by the Chief Executive Officer, a Vice President, the Chief Financial Officer or Treasurer, or the Secretary or an Assistant Secretary. If the Company shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences, and relative, participating, optional, or other special rights of the various classes of stock or series thereof and the qualifications, limitations, or restrictions of such rights, together with a statement of the authority of the Board of Directors to determine the relative rights and preferences of subsequent classes or series, shall be set forth in full on the face or back of the certificate which the Company shall issue to represent such stock, or, in lieu thereof, such certificate shall contain a statement that the stock is, or may be, subject to certain rights, preferences, or restrictions and that a statement of the same will be furnished without charge by the Company upon request by a shareholder. Certificates representing the shares of the capital stock of the Company shall be in such form not inconsistent with law or the Articles of Incorporation or these Bylaws, as shall be determined by the Board of Directors.

Section 5.03 Facsimile. Whenever any certificate is countersigned or otherwise authenticated by a transfer agent, transfer clerk, or registrar, then a facsimile of the signatures of the officers or agents of the Company may be printed or lithographed upon such certificate in lieu of the actual signatures. In case any officer or officers who shall have signed, or whose facsimile signature shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation, or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be adopted by the Company and be signed and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be the officer or officers of the Company.

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Section 5.04 Lost, Stolen, or Destroyed Certificates. The Board of Directors may direct a new certificate or new certificates to be issued in place of a certificate or certificates previously issued by the Company alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or new certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate or certificates alleged to have been lost, stolen, or destroyed.

Section 5.05 Transfer of Stock. The shares of stock of the Company shall be transferable upon its books only by the record holder of such stock or by attorney lawfully constituted in writing, and, in the case of certificated shares, upon surrender to the Company of the old stock certificates, properly endorsed, to the person in charge of the stock and transfer books, by whom they shall be cancelled. A record shall be made of each transfer, and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer. The Board of Directors, may, by resolution duly adopted, establish conditions upon the transfer of shares of stock to be issued by the Company, and the purchasers of such shares shall be deemed to have accepted such conditions on transfer upon the receipt of the certificate representing such shares, provided that the restrictions shall be referred to on the certificates or the purchaser shall have otherwise been notified thereof.

Section 5.06 Registered Shareholders. The Company shall be entitled to recognize the exclusive right of the persons registered on its books as the owners of shares to receive dividends and to vote as such owners and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Minnesota.

ARTICLE VI: DIVIDENDS

Section 6.01 Source. Dividends upon the capital stock of the Company may be declared by the Board of Directors at any regular or special meeting pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Articles of Incorporation.

Section 6.02 Closing of Books, Record Date. The Board of Directors may fix a date not exceeding sixty (60) days preceding the date fixed for the payment of any dividend as the record date for the determination of the shareholders entitled to receive payment of the dividend and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend notwithstanding any transfer of shares on the books of the Company after the record date. The Board of Directors may close the books of the Company against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix such a record date, the record date shall be the twentieth (20th) day preceding the date of such payment.

Section 6.03 Reserves. Before payment of any dividend, there may be set aside out of the funds of the Company available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves for meeting contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company or for such other purpose as the Board shall think conducive to the interest of the Company, and the Board may modify or abolish any such reserve in the manner in which it was created.

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ARTICLE VII: CORPORATE SEAL

Section 7.01 Corporate Seal. The Company shall have no corporate seal.

ARTICLE VIII: FISCAL YEAR

Section 8.01 Fiscal Year. The fiscal year of the Company shall be fixed by resolution of the Board of Directors.

ARTICLE IX: AMENDMENTS

Section 9.01 Amendments. These Bylaws may be altered or repealed at any regular meeting of the shareholders or any special meeting of the shareholders if notice of such alteration or repeal shall be contained in the notice of such special meeting. These Bylaws may be altered or amended by action of the Board of Directors at any regular or special meeting, provided that such alterations and/or amendments shall be subject to the power of the holders of a majority of the outstanding stock to change or repeal such Bylaws, and, provided further, that the Board of Directors shall not make, alter, or repeal any Bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing Directors or filling vacancies on the Board of Directors, or fixing the number of Directors or their classifications, qualifications, or terms of office, except that the Board of Directors may adopt or amend a Bylaw to increase the number of Directors.

ARTICLE X: BOOKS AND RECORDS

Section 10.01 Books and Records. The Board of Directors of the Company shall cause to be kept:

(a)	a share register not more than one year old, giving the names and addresses of the shareholders, the number and classes held by each, and the dates on which the certificated or uncertificated shares were issued;

(b)	records of all proceedings of shareholders and Directors; and

(c)	such other records and books of account as shall be necessary and appropriate to the conduct of the corporate business.

Section 10.02 Documents Kept at Principal Executive or Registered Office. The Board of Directors shall cause to be kept at the principal executive or registered office of the Company originals or copies of all records or documents required by the Minnesota Business Corporation Act.

Section 10.03 Computerized Records. The records maintained by the Company, including its share register, financial records, and minute books, may utilize any information storage technique, including, for example, punched holes, printed or magnetized spots or micro-images, even though that makes them illegible visually, if the records can be converted accurately within a reasonable time into a form that is legible visually and whose contents are assembled by related subject matter to permit convenient use by persons in the normal course of business.

ARTICLE XI: LOANS AND ADVANCES

Section 11.01 Loans, Guarantees, and Suretyship. The Company may lend money to, guarantee an obligation of, become a surety for, or otherwise financially assist a person if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the Directors present at a lawfully convened meeting and such action (a) is in the usual and regular course of business of the Company, (b) is with, or for the benefit of, a related corporation or organization in which the Company has a financial interest, an organization with which the Company has a business relationship, or an organization to which the Company has the power to make donations, (c) unless otherwise prohibited by law, is with, or for the benefit of, an officer or other employee of the Company or a subsidiary, including an officer or employee who is a Director of the Company or a subsidiary, and may reasonably be expected, in the judgment of the Board of Directors, to benefit the Company, or (d) has been approved by the affirmative vote of the holders of (1) two-thirds (2/3) of the voting power of the shares entitled to vote which are owned by persons other than the interested person or persons, or (2) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote. The loan, guarantee, or other assistance may be with or without interest and may be unsecured or may be secured in any manner that a majority of the Board of Directors approves, including, without limitation, a pledge of or other security interest in shares of the Company.

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Section 11.02 Advances to Officers, Directors, and Employees. The Company may, without a vote of the Directors, advance money to its Directors, officers, or employees to cover expenses that can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.

ARTICLE XII: INDEMNIFICATION

Section 12.01 Indemnification. The Company shall indemnify its present and former officers, Directors, committee members, employees and agents for such expenses and liabilities, in such manner, under such circumstances, and to the fullest extent, as required or permitted by the Minnesota Business Corporation Act, as in effect from time to time, or as required or permitted by other provisions of law.

ARTICLE XIII: EXCLUSIVE FORUM

Section 13.01 Exclusive Forum. Unless the Company consents in writing to the selection of an alternative forum, (a) a state or federal court located within the State of Minnesota shall be the sole and exclusive forum for (i) any derivative action or proceeding by or in the right of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, committee member or agent of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company or any director, officer, employee, committee member or agent of the Company arising pursuant to any provision of the Minnesota Business Corporation Act or the Company’s Articles of Incorporation or Bylaws (as any may be amended from time to time), or (iv) any action asserting a claim against the Company or any director, officer, employee, committee member or agent of the Company governed by the internal affairs doctrine, and (b) the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 against the Company or any director, officer, employee, committee member or agent of the Company shall be the federal district courts of the United States of America, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of clause (a) of this Section 13.01 is filed in a court other than a state or federal court within the State of Minnesota by any shareholder, such shareholder shall be deemed to have consented to the personal jurisdiction of the state or federal courts within the State of Minnesota in connection with any action brought in any such court to enforce this Section 13.01. If any provision of this Section 13.01 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 13.01 (including, without limitation, each portion of any sentence of this Section 13.01 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

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ARTICLE XIV: DEFINITIONS AND USAGE

Section 14.01 Singular, Plural, Masculine, Feminine, and Neuter. Whenever the context of these Bylaws requires, the plural shall be read to include the singular, and vice versa; and words of the masculine gender shall refer to the feminine gender, and vice versa; and words of the neuter gender shall refer to any gender.

Adopted December 10, 2025

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